Exhibit 10.21 1 Corporate Way Lansing, MI 48951 February 10, 2021 Ms. Marcia Wadsten 608 Drahner Drive Eaton Rapids, MI 48827 Dear Marcia: I am pleased to extend this offer of employment with Jackson National Life Insurance Company ("Jackson" or the "Company"). Below are the details of our offer: 1. You will serve as Chief Financial Officer of Jackson, reporting to the Chief Executive Officer of Jackson with effect from February 10, 2021. You may also be appointed to serve as an officer or director of entities affiliated with Jackson. 2. Your base salary shall be $600,000 per year payable in bi-weekly installments subject to normal withholding deductions for taxes, fringe benefits, and similar items. 3. You will be eligible to receive annual bonuses based on company and individual performance. Such bonuses will be sourced from our Jackson senior management bonus pool, which is driven on broad enterprise measures and periodically reviewed and revised with our parent company, Prudential plc. Your at-plan total bonus target will be 300% of your base salary. The bonus above is normally paid in March of the year following the performance year. For example, your 2021bonus is expected to be paid in March 2022. To receive an annual bonus, you must remain actively employed with Jackson in good standing on the date such bonus is paid. 4. For long term incentive compensation, you will remain eligible to participate in a Long- Term Incentive Plan (LTIP) beginning with the 2021grant year. Awards are discretionary. Your award for the 2021 grant year will have a notional value of $1,200,000 or 200% of base salary. Further information about the LTIP program will be available when awards are granted. In the event this description of the LTIP and your eligibility to participate is inconsistent with the LTIP documents describing the LTIP approved from time to time by the appropriate board and/or committee, the board and/or committee-approved documents exclusively shall govern. 5. In addition to the base salary and incentives above, Jackson offers a competitive benefit package that includes group health insurance, group life insurance in the amount of two times your annual salary, disability income insurance, retirement benefits, paid time off,

Ms. Marcia Wadsten February 10, 2021 Page 2 1 Corporate Way Lansing, MI 48951 and a number of other programs. You will be eligible to receive a tuition benefit for your dependent children. This will be provided in line with the US policy in force at the time. Jackson reserves the right to change any of its benefits and incentive plans and programs at any time. 6. You will be eligible to participate in Jackson's qualified 401(k) plan and its Management Deferred Income Plan as described in the plan provisions. Under the 401(k) plan, Jackson currently matches associate contributions dollar for dollar up to 6 percent of salary and also provides profit sharing contributions, once you meet eligibility criteria. The match and profit sharing contributions are subject to vesting requirements further described under the plan, and all contributions made to the 401(k) plan both by associates and Jackson are subject to IRS limits. The Management Deferred Income Plan is a non-qualified deferred compensation arrangement that allows you to defer compensation on a voluntary basis as per the plan eligibility requirements. 7. You will also remain eligible for compensated personal time off (PTO) above Jackson's standard offering as described in this paragraph based on the higher of i) 30 total PTO days (25 standard plus 5 additional as an officer) and 10 regular holidays. and ii) your allocation determined by your years of service under Jackson's policies. 8. You will be an "at will" employee of the Company, which means you are free to resign or leave employment at any time, and the Company is free to terminate your employment at any time, with or without cause. You will also be required to continue to comply with the Confidentiality of Company Information Agreement that you signed previously. Depending on your role your personal investment trading activities may be limited and/or required to be disclosed to the Company due to certain information to which you will be deemed to have access. And finally, employment at Jackson is contingent on a negative drug screening and favorable background investigation. Mitchell Williams is coordinating the updated background investigation for the Michigan Regulator, and we will let you know if there is any information which they need to complete this activity. Marcia, we are very excited to work with you at Jackson and look forward to a mutually rewarding working relationship. Please acknowledge your acceptance of this offer by signing, dating and returning a copy to me no later than February 10, 2021. If you have questions about this offer, please do not hesitate to contact me.

Ms. Marcia Wadsten February 10, 2021 Page 3 1 Corporate Way Lansing, MI 48951 Dana Rapier Chief Human Resources Officer, Jackson Enclosure I accept Jackson National Life Insurance Company's offer on the above te1ms and conditions: